STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

July 30, 2013

Job Number: C20130730-2544
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20130500961-17	Certificate of Designation	4 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: A Frieser
Certificate Number: C20130730-2544
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20130500961-17
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/30/2013 12:00 PM
	Entity Number E0005712011-7

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Soul and Vibe Interactive Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue one hundred thirty thousand (130,000) shares of Series B Preferred Stock, par value $.001 per share (the "Series B Preferred Stock").

[Continued on the attached sheet]

3. Effective date of filing: (optional) July 30, 2013

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SOUL AND VIBE INTERACTIVE INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B PREFERRED STOCK

PURSUANT TO SECTION 78.1955
OF THE NEVADA REVISED STATUTES

The undersigned, Peter Anthony Chiodo, does hereby certify that:

1. He is the Chief Executive Officer of Soul and Vibe Interactive Inc., a Nevada corporation (the "**Corporation**").

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock (the "**Preferred Stock**"), none of which has been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "**Board**"):

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 130,000 shares of the preferred stock which the Corporation has the authority to issue:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue one hundred thirty thousand (130,000) shares of Series B Preferred Stock, par value $.001 per share (the **"Series B Preferred Stock"**).

Section 2. Voting. Except as otherwise expressly required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to shareholders of common stock of the Corporation and shall be entitled to One Thousand (1,000) votes for each share of Series B Preferred Stock owned at the record date for the determination of common shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series B Preferred Stock shall vote together with the holders of common stock on all matters and shall not vote as a separate class.

Section 3. Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 4. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 2 herein.

Section 5. Amendment. The provisions hereof and the Articles of Incorporation, as amended, of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series B Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series B Preferred Stock, voting together as a single class.

****

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock this 30th day of July, 2013.

SOUL AND VIBE INTERACTIVE INC.

Name: Peter Anthony Chiodo
Title: Chief Executive Officer